Exhibit 10(pp)

«Name»

Marshall & Ilsley Corporation Non-Statutory Stock Option Award

«Date» Certificate of Award Agreement

Number of stock options awarded:	«Shares»

Price per share at which options are exercisable:	$

Date Options were awarded:	_________

Vesting Schedule:	% vests on *

% vests on *

% vests on *

Option term (stated in years):	10*

Latest possible option expiration date:	*

*	See the enclosed Terms of the Award Agreement and Plan Prospectus for the specific provisions related to this option award, including the time period for exercise under various termination events and other important information concerning this award.

This document is intended as a summary of your individual option award. If there are any discrepancies between this summary and the provisions of the formal documents of this award, including the Terms of the Award Agreement, Plan Document or Plan Prospectus, the provisions of the formal documents will prevail.

Please acknowledge receipt of this document by signing below and returning one copy to Shareholder Relations - NW 11, on or before                     .

«Name»	Date

Marshall & Ilsley Corporation

Terms of the Award Agreement

1. Nonstatutory Stock Option. The option you were awarded on                      (the “Option”), contained in the Certificate of Award Agreement (the “Certificate”), is a nonstatutory stock option granted under the 2003 Executive Stock Option and Restricted Stock Plan (the “Plan”).

2. Termination of Employment. If your employment with the Company terminates, the Option will be exercisable only in the manner and to the extent provided in Section 12 of the Plan. In general, the Option shall be exercisable for one (1) year after your death, but not beyond the remaining term of the option. In the event of your Retirement (on or after attaining age 65), or early retirement with the consent of the Executive Compensation Committee, the Option shall be exercisable for the lesser of (i) the remaining term of the Option or (ii) one (1) year after your death. In the event of your long-term disability, the period of disability is treated as continuing employment with the Company. In all other cases, the Option shall be exercisable for three (3) months following your termination of employment for any reason other than Cause. In all cases, except for the period of a long-term disability, or in the event of death, the Option shall be exercisable only to the extent it is vested on the date your employment terminates. In no event will it be exercisable after the tenth anniversary of the date of award as reflected on the Certificate.

3. Method of Exercising Option. The Option may be exercised in whole or in part by delivery to the Company, at the office of its Secretary at Milwaukee, Wisconsin, of (a) written notice identifying the Option and stating the number of shares of Common Stock with respect to which it is being exercised (the “Shares”), and (b) payment in full of the purchase price of the Shares then being acquired upon exercise in cash or by tendering shares of Common Stock, either directly or by attestation, valued at Fair Market Value on the date of exercise, or any combination thereof.

4. Taxes. The Company may require payment or reimbursement of or may withhold any tax it believes is required as a result of the exercise of the Option, and the Company may defer making delivery of the Shares until arrangements satisfactory to it have been made with respect to such withholding obligation.

5. Option is Transferable. Except as provided in Section 12(c) of the Plan and the remainder of this Paragraph 5, the Option may not be assignable or transferable, or payable to or exercisable by anyone other than you. Notwithstanding the foregoing, you may transfer all or part of the Option to members of your immediate family, to trusts for your and/or their benefit and to partnerships or other entities in which you or your immediate family members own all of the equity interests. “Immediate family” means your spouse, issue and spouses of your issue.

6. Change in Control. If there is a Change in Control of the Company, all options which otherwise are unvested will vest.

7. Notice. Any notice to the Company shall be addressed to the director of human resources or to the chief executive officer of the Company in writing, and shall be effective when it is received by the office of either of them.

8. Miscellaneous. In the event that the terms hereof and the provisions of the Plan conflict, the Plan shall control. All terms used herein which are not otherwise defined shall have the same meaning as in the Plan.